As filed with the Securities and Exchange Commission on October 27, 2005

Registration No. 333-108641

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ICOS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Washington	91-1463450
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

22021 20th Avenue S.E.

Bothell, Washington 98021

(425) 485-1900

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John B. Kliewer, Esq.

Vice President and General Counsel

ICOS Corporation

22021 20th Avenue S.E.

Bothell, Washington 98021

(425) 485-1900

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Stephen M. Graham, Esq.

Alan C. Smith, Esq.

Orrick, Herrington & Sutcliffe LLP

719 Second Avenue, Suite 900

Seattle, Washington 98104

(206) 839-4300

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-3 (No. 333-108641), or the Registration Statement, of ICOS Corporation, a Delaware Corporation, or ICOS Delaware, which registered for sale from time to time $278,650,000 2% Convertible Subordinated Notes Due July 1, 2023, or the Notes, and 4,530,894 shares of our common stock issuable upon the exercise of the Notes, together with the Notes, the Securities, as set forth in the Registration Statement.

On September 27, 2005, ICOS Delaware reincorporated as a Washington corporation. The reincorporation was effected pursuant to an Agreement and Plan of Merger, or the Merger Agreement, dated July 22, 2005 between ICOS Delaware and ICOS Washington Corporation, a Washington corporation and wholly owned subsidiary of ICOS Delaware, or ICOS Washington or, alternatively, the registrant. Among other things, the Merger Agreement provided for the merger, or the Merger, of ICOS Delaware with and into ICOS Washington with ICOS Washington surviving the Merger as the successor to ICOS Delaware and being renamed ICOS Corporation.

Prior to the Merger, ICOS Washington had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, ICOS Washington succeeded by operation of law to all of the assets and liabilities of ICOS Delaware. The Merger was approved by the stockholders of ICOS Delaware on May 4, 2005 at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The registrant’s contractual obligation to maintain the effectiveness of the Registration Statement has terminated. In accordance with the undertaking contained in Part II, Item 17(A)(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K and pursuant to Rule 478 under the Securities Act of 1933, as amended, the registrant is filing this Post-Effective Amendment No. 2 to remove from registration all of the Securities covered by the Registration Statement that remain unsold as of the date hereof.

With this Post-Effective Amendment No. 2 to the Registration Statement, the registrant hereby deregisters all of the Securities covered by the Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 2.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of Bothell, state of Washington, on the 27th day of October, 2005.

ICOS CORPORATION

By:	/s/ Paul Clark
Paul N. Clark Chairman, Chief Executive Officer and President